Exhibit 10.35

UNITED TECHNOLOGIES CORPORATION

INTERNATIONAL DEFERRED COMPENSATION

REPLACEMENT PLAN

ARTICLE I – PREAMBLE

United Technologies Corporation hereby establishes the United Technologies International Deferred Compensation Replacement Plan (“the Plan”), effective January 1, 2005, for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code. The Plan applies to any amounts credited or accrued, after December 31, 2004, to an employee of a UTC Company who accrues benefits or has amounts credited under a deferred compensation plan or arrangement outside the United States, where such amounts are or become subject to Section 409A. Such amounts shall automatically be credited and deferred under and distributed from this Plan in lieu of the Non-US Plan. This Plan shall be administered and construed to effectuate the foregoing intent.

From January 1, 2005 through December 31, 2008, the Plan has been operated in good faith compliance with Section 409A in accordance with guidance provided by the Internal Revenue Service.

1. INTRODUCTION & PURPOSE

The Plan shall be maintained as an unfunded plan solely for the purpose of deferring compensation and providing retirement benefits to certain employees who have deferred income or are eligible for benefits under a Non-US Plan, where such amounts would be deemed to be “deferred compensation” within the meaning of and subject to Section 409A. The amount of deferred income, retirement benefit or survivor benefit shall be credited under this Plan, in lieu of the Non-US Plan.

2. EFFECTIVE DATE

The Plan shall be effective January 1, 2005.

3. DEFINITIONS

Beneficiary means the person, persons or entity designated in writing by a Participant to receive the value of his or her Plan Account in the event of the Participant’s death, , in accordance with the terms of this Plan. If a Participant fails to designate a Beneficiary under this Plan, the Beneficiary or Contingent Annuitant shall be determined under the Non-US Plan. If the Beneficiary (and any contingent Beneficiary) does not survive the Participant or if no Beneficiary is designated under the Non-US Plan, the value of the Participant’s Plan Account will be payable to the estate of the Participant, in accordance with the terms of this Plan.

Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference to any section of the Internal Revenue Code shall include any final regulations or other published guidance interpreting that section.

Corporation means United Technologies Corporation.

Committee means the United Technologies Corporation Deferred Compensation Committee, which is responsible for the administration of the Plan. The Corporation’s Pension Administration Committee shall appoint the Committee’s members.

Covered Participant means an employee who participates in a Non-US Plan who is subject to Section 409A of the Code.

Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code.

Election Form means the form provided to Participants electronically or in paper form for the purpose of electing the timing and form of payment for a Plan Account.

Non-US Plan means a deferred compensation plan or arrangement or defined benefit retirement benefit plan maintained the Corporation or a UTC Company outside of the United States. All amounts credited or deferred under the Non-US Plan prior to December 31, 2004 and amounts credited or deferred under the Non-US Plan which would not be deemed to be subject to 409A, and any subsequent increases in these amounts, shall continue to be subject to the terms and conditions of the Non-US Plan and shall not be affected by this Plan.

Plan Account means an account maintained for Covered Participants with respect to 409A Amounts credited or accrued under the Plan.

Retirement means Separation from Service on or after age 50 and attainment of age 65; Separation from Service on or after age 50 and attainment of at least age 55 and a minimum of 10 or more years of “continuous service” (as defined in the UTC Employee Retirement Plan as in effect on January 1, 2008); or a Rule of 65 termination.

Retirement Date means the date of a Participant’s Retirement.

“Rule of 65” Termination means Separation from Service on or after age 50 and before age 55, with a combination of age and years of “continuous service” (as defined in the UTC Employee Retirement Plan as in effect on January 1, 2008) equal to at least 65.

Separation from Service means a Participant’s Termination of Employment with all UTC Companies, other than by reason of death or Disability that qualifies as a “separation from service” for purposes of Section 409A of the Code. A Separation from Service will be deemed to occur where the Participant and the UTC Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the UTC Companies for less than 36 months.) A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one UTC Company to another UTC Company.

Specified Employee means each of the 50 highest-paid executives of the Corporation and its Subsidiaries, effective annually as of March 31st, based on annual salary and incentive compensation paid in the prior year. The term includes both U.S. and non-U.S. employees.

UTC Company means United Technologies Corporation or any entity controlled by or under common control with United Technologies Corporation within the meaning of Section 414(b) or (c) of the Code (but substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).

409A Amount means the amount credited, or the actuarial present value of a benefit accrued under a Non-US Plan that is or becomes subject to Section 409A of the Code.

4. ELIGIBILITY

Each employee of a UTC Company who is a Participant in a Non-US Plan shall be become a Covered Participant under this Plan if and to the extent the Participant’s Accrued Benefit under a Non-US Plan is subject to 409A. Participation shall commence automatically without any election or other action required of the employee to become a Covered Participant. In no event shall any person who is not entitled to benefits under a Non-US Plan be eligible for benefits under this Plan. An employee of the UTC Companies who becomes a Covered Participant under this Plan shall be referred to herein as a “Participant.”

5. DETERMINATION OF PLAN BENEFIT

The amount of the benefit payable from this Plan to or in respect of a Participant shall equal the 409A Amount credited or accrued under any Non-US Plan in which the employee participates.

6. PLAN ACCOUNTS

Plan Accounts shall include amounts credited or accrued to Participants’ Accounts under the Plan on or after January 1, 2005.

7. FORM OF PLAN BENEFIT

(a) Plan benefits shall be paid to the Participant, or on his or her behalf to any Contingent Annuitant or Beneficiary (as designated under the Non-US Plan), as a single life annuity or actuarially equivalent life annuity, unless the Participant timely makes an election for an alternative form of payment in accordance with Subparagraph (c) of this Section 7.

(b) A Participant may elect separate payment methods for benefits payable under the Non-US Plan and this Plan.

(c) Unless a Participant elects an alternative form of the benefit payment, benefits earned under the Plan will be paid as a single life annuity or actuarially equivalent life annuity. A Participant may elect to receive a single lump-sum payment or a series of 2 to 10 annual installment payments. A payment election under the Plan shall be made on an electronic or written Election Form, completed and submitted to the Committee no later than December 31st of the calendar year prior to the year in which the period of service commences on which the benefit is based. A change in actuarially equivalent annuities shall not be deemed to be a change in payment election for purposes of this Plan. Except as provided below in Subsection (d), a Participant’s payment election shall become irrevocable on the election deadline date.

(d) Change in Payment Election. A Participant may make a one-time irrevocable election to change the form of payment that the Participant elected under Section 7(c), subject to the following requirements:

(i.) The new election must be made at least twelve months prior to the date payments are scheduled to commence (and the new election shall be ineffective if the payment commencement date occurs within twelve months after the date of the new election);

(ii.) The new election will not take effect until at least twelve months after the date when the Participant submits a new Election Form to the Committee; and

(iii.) The new benefit payment commencement date must be at least five years later than the date on which payments commence under the current election.

(e) The payment of a monthly annuity, lump-sum or annual installment distribution in accordance with this Section 7 shall be in full satisfaction of all of the Corporation and/or any UTC Company’s obligations with respect to the Participant under the Plan.

8. DISTRIBUTION OF ACCOUNTS

(a) Except as provided in Section 7(d) (concerning the five-year delay following a Change in Payment Election), Section 8(b) (concerning Separation from Service before Attaining Age Fifty), and 8(c) (concerning distributions to Specified Employees), the value of a Participant’s Plan Accounts will be distributed (or begin to be distributed) to the Participant in April of the calendar year following the Retirement Date, if the benefit is a retirement benefit. If the benefit is income deferred until a set year, the value of a Participant’s Plan Account will be distributed (or begin to be distributed) to the Participant in April of the set year. This means, for example, that if a deferral election specifies a Deferral Period until 2015, distribution will occur in April of 2015.

(b) Separation from Service before Attaining Age Fifty. If a Participant’s Separation from Service occurs before the Participant attains age fifty (50), the full value of the Participant’s Plan Account will be distributed to the Participant in a lump-sum payment in April following the Participant’s Separation from Service (or, if the Participant is a Specified Employee at the time of his or her Separation from Service, on the date provided in Subsection 8(c), below, if later) regardless of the distribution option elected.

If a Participant has a Separation from Service and is later re-hired by a UTC Company, the Participant’s age at the time of the Participant’s first Separation from Service will determine how the Participant’s Plan Account at the time of the first Separation from Service is distributed. If the Participant accumulates any additional deferrals after the Participant is re-hired, the Plan shall separately account for the additional deferrals (and related investment gains or losses), and the Participant’s age at the time of the Participant’s second Separation from Service will determine how the additional amounts are distributed.

(c) Separation from Service of Specified Employees. If the Participant is a Specified Employee on the date of the Participant’s Separation from Service, distribution of the Participant’s Plan Account to the Participant that is made on account of the Participant’s Separation from Service will not be made or commence earlier than the first day of the seventh month following the date of Separation from Service.

(d) Administrative Adjustments in Payment Date. A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (i) in the same calendar year (for a payment whose specified due date is on or before September 30), or (ii) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1). A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan. In no event, will a payment to a Specified Employee be made or commence earlier than the first day of the seventh month following the date of Separation from Service. A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 8(c).

9. DESIGNATION OF BENEFICIARY

Each Participant shall designate a Beneficiary for his or her Plan Account on an electronic or written form provided by the Committee. A Participant may change such designation on an electronic or written form acceptable to the Committee and received by the Committee at any time before the Participant’s death. If a Participant fails to designate a Beneficiary under this Plan, the Beneficiary or Contingent Annuitant shall be determined under the Non-US Plan. If the Beneficiary (and any contingent Beneficiary) does not survive the Participant or if no Beneficiary is designated under the Non-US Plan, the value of the Participant’s Plan Account will be payable to the estate of the Participant, in accordance with the terms of this Plan.

10. DISTRIBUTION IN THE EVENT OF DEATH

In the event of the death of a Participant, the full value of the Participant’s Plan Account will be distributed to the designated Beneficiary in a lump sum on the first business day of the month following the Participant’s death.

11. DISABILITY

In the event of the disability of a Participant, the Participant’s Plan Accounts will be maintained and distributed in accordance with the Participant’s elections on file.

12. MINIMUM BALANCE PAYOUT PROVISION

If a Participant’s Plan Account balances under this Plan (and under all other nonqualified deferred compensation plans of the Corporation that are required to be aggregated with this Plan under Section 409A of the Code), determined at the time of the Participant’s Separation From Service, is less than the amount set as the limit on elective deferrals under Section 402(g)(1)(B) of the Code in effect for the year in which the Participant’s Separation From Service occurs, the Committee may distribute the Participant’s entire Plan Account balances in a lump sum on the first business day following the Participant’s Separation From Service, notwithstanding a Participant’s election to receive a different form of distribution.

13. FUNDING

The Plan shall be maintained as an unfunded Plan that is not intended to meet the qualification requirements of Section 401 of the Code. All benefits under the Plan shall be payable solely from the general assets of the Corporation. In this regard, the rights of each Participant, Contingent Annuitant and Beneficiary under the Plan with respect to his or her Plan benefit shall be those of a general unsecured creditor of the Corporation. The Corporation shall not undertake to set aside assets in trust or otherwise segregate assets to fund its obligations under the Plan.

14. NONASSIGNABILITY

No Participant, Contingent Annuitant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan. All Plan benefits are unassignable and non-transferable and shall not be subject to attachment or seizure for the payment of any debts, judgments or other obligations. No Plan interest shall be transferred by operation of law in the event of the bankruptcy or insolvency of a Participant, Contingent Annuitant, or Beneficiary.

15. NO CONTRACT OF EMPLOYMENT

Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between any UTC Company and the Participant. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of a UTC Company for any length of time. Participants, Contingent Annuitants and Beneficiaries shall have no rights against any UTC Company resulting from participation in the Plan other than as specifically provided herein.

16. OPERATION AND ADMINISTRATION

The Committee shall be solely responsible for the administration and operation of the Plan. The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan. Any question of administration or interpretation arising under the Plan shall be determined by the Committee (or its delegate) in its full discretion, and its decision shall be final and binding upon all parties.

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee at United Technologies Corporation, 1 Financial Plaza, Hartford, Connecticut 06101, Attn: Deferred Compensation Committee. The Committee shall respond in writing as soon as practicable.

17. TAXES/WITHHOLDING

The Corporation shall have the right to withhold any federal, state, local or foreign taxes of any kind required to be withheld from all deferrals and distributions under the Plan that the Corporation reasonably determines to be required by law to be withheld from such deferrals and distributions.

18. GOVERNING LAW

The provisions of the Plan will be construed and interpreted according to the laws of the State of Connecticut, to the extent not preempted by federal law.

19. AMENDMENT

The Corporation may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment. In the event of any change in law or regulation relating to the Plan and the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective as of the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Section 8.

20. PLAN SUSPENSION AND TERMINATION

(a) The Committee, may, at any time, suspend or terminate the Plan with respect to new or existing Election Forms if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interest of the Corporation or for any other reason.

(b) In the event of the suspension of the Plan, no additional deferrals shall be made under the Plan, but all previous deferrals shall accumulate and be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file.

(c) Upon the termination of the Plan with respect to all Participants, and the termination of all arrangements sponsored by the Corporation or its affiliates that would be aggregated with the Plan under Section 409A of the Code, the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Plan Account in a lump sum, to the extent permitted under Section 409A. All payments that may be made pursuant to this Section 19 shall be made no earlier than the thirteenth month and no later than the twenty-fourth month after the termination of the Plan. The Corporation may not accelerate payments pursuant to this Section 19 if the termination of the Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Reg. section 1.409A-3(j)(4)(ix)(C)(1). If the Corporation exercises its discretion to accelerate payments under this Section 19, it shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three years following the date of the Plan’s termination.

21. COMPLIANCE WITH SECTION 409A

To the extent that rights or payments under this Plan are subject to Section 409A of the Internal Revenue Code, the Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid. Any distribution election that would not comply with Section 409A of the Code shall not be effective for purposes of this Plan. To the extent that a provision of this Plan does not comply with Section 409A of the Code, such provision shall be void and without effect. The Corporation does not warrant that the Plan will comply with Section 409A of the Code with respect to any Participant or with respect to any payment. In no event shall UTC Company; any director, officer, or employee of a UTC Company (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A of the Code, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

22. NO CONSENT REQUIRED

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.

23. VALIDITY

If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

24. NOTICE

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail, to the United Technologies Corporation Deferred Compensation Committee, 1 Financial Plaza, Hartford, Connecticut 06101, Attn: Director, Compensation, MS-504. Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation. Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

25. SUCCESSORS

The provisions of the Plan shall bind and inure to the benefit of the Corporation, and its successors and assigns. The term successors shall include any corporate or other business entity that by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation and successors of any such Corporation or other entity.

26. BENEFIT CLAIMS PROCEDURE

A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Plan (referred to in this Section 26 as a “Claimant”) may file a written request with the Committee setting forth the claim. The Committee shall consider and resolve the claim as set forth below.

(a) Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within 90 days. The Committee may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date. The Committee shall respond to the claim within the specified period.

(b) If the claim is denied in whole or part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

(c) Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination. The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d) Within 60 days after the Committee receives a request for review, it will review the initial determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

(e) All decisions on review shall be final and binding with respect to all concerned parties. The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (3) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.